Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Choice Hotels International, Inc.

(Exact Name of Registrant Specified in its Charter)

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(f)(1)	27,220,745 shares (2)	N/A	$2,349,889,564.71 (3)	$147.60 per $1,000,000	$346,843.70

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					$2,349,889,564.71 (3)		$346,843.70

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due					$2,349,889,564.71 (3)		$346,843.70

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.01 of the registrant (the “Choice Common Stock”) estimated to be issuable by the registrant in connection with the Offer, the Second-Step Mergers and the other transactions described in this registration statement (the “Registration Statement”). Terms used but not defined in this Calculation of Filing Fee Tables shall have the meaning ascribed to such term in the Registration Statement.

(2)

Represents the maximum number of shares of Choice Common Stock estimated to be issuable upon consummation of the Offer and the Second-Step Mergers. The number of shares of Choice Common Stock being registered is equal to the product obtained by multiplying (i) 84,014,643 shares of common stock of Wyndham Hotels & Resorts, Inc. (“Wyndham”), par value $0.01 per share (“Wyndham Common Stock”), by (ii) the exchange ratio of 0.324 shares of Choice Common Stock for each share of Wyndham Common Stock, which holders of shares of Wyndham Common Stock would be entitled to receive upon consummation of the Offer or the Second-Step Mergers. The number of shares of Wyndham Common Stock set forth in clause (i) of the prior sentence is equal to the sum of (a) 82,961,907 shares of Wyndham Common Stock issued and outstanding as of September 30, 2023 (as reported in Wyndham’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023) plus (b) 2,500,000 shares of Wyndham Common Stock underlying Wyndham equity awards that may become exercisable or issuable prior to the consummation of the Offer and the Second-Step Mergers (as reported in Wyndham’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023) (c) less 1,447,264 shares of Wyndham Common Stock in which the registrant has an ownership interest (which will not be tendered in the Offer and will be cancelled in any merger with Wyndham). In accordance with Rule 416(a), this Registration Statement also covers an indeterminate number of additional shares of Choice Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of Choice Common Stock shareholders of Wyndham are entitled to receive upon consummation of the Offer and the Second-Step Mergers, which is equal to the product obtained by multiplying (a) the number set forth in clause (i) of the preceding footnote, by (b) $77.47, the average of the high and low sale prices of Wyndham Common Stock on the New York Stock Exchange on December 6, 2023, minus (ii) $4,158,724,828.50, which is the maximum aggregate amount of cash consideration to be paid by the registrant to holders of shares of Wyndham Common Stock upon consummation of the Offer and Second-Step Mergers.